SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 14, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177	PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

Pacific Gas and Electric Company Bankruptcy -- Agreement with Ad Hoc Committee

On January 13, 2002, PG&E Corporation, its subsidiary, Pacific Gas and Electric Company (Utility), and the ad hoc committee of certain of the Utility's unsecured debtholders (the "Ad Hoc Committee"), reached an agreement in principal for the settlement (the "Settlement") of certain disputes relating to the treatment afforded Class 5 General Unsecured Claims under the First Amended Plan of Reorganization for Pacific Gas and Electric Company filed by PG&E Corporation and the Utility on December 19, 2001 (as it may subsequently be amended, the "Plan") with the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).

Under the Settlement, the Ad Hoc Committee has agreed to withdraw its objections to the Disclosure Statement and Plan and to support confirmation of the Plan.  PG&E Corporation and the Utility have agreed to pay the holders of such allowed Class 5 Claims pre- and post-petition interest on the principal amount of such claims at the following rates of interest (the "Agreed Rate") which differ from the rates proposed in the Plan, as follows:

	Ad Hoc Committee Settlement	First Amended Plan of Reorganization (Dated December 19, 2001)
Commercial Paper Claims	7.466% per annum fixed	3-month floating LIBOR

Floating Rate Notes	7.583% per annum fixed (calculated based on actual days/360 days, implied yield of 7.690%)	Floating LIBOR plus 2.05%

Senior Notes	9.625%	9.625% (starting 5/1/01) 7.375% (through 4/30/01)

Medium Term Notes	5.810% to 8.450% (or higher) as stated in the relevant documents governing the issuance of the applicable Medium Term Notes including the prospectus and pricing supplement relating thereto	same

Revolving Line of Credit Claim	8.00% per annum fixed	Floating Prime rate

In addition, if the effective date of the Plan does not occur on or before February 15, 2003, the Agreed Rate will be increased by 37.5 basis points.  If the effective date of the Plan does not occur on or before September 15, 2003, the Agreed Rate will be increased by an additional 37.5 basis points.  Finally, if the effective date of the Plan does not occur on or before March 15, 2004, the Agreed Rate will be increased by an additional 37.5 basis points.

As soon as practicable, but not later than 10 days following Bankruptcy Court approval of this Settlement and subject to certain conditions, the Utility is required to make a cash payment to holders of allowed Class 5 Claims of all accrued and unpaid pre- and post-petition interest.  Interest accruing on and after the initial payment date shall be paid quarterly in arrears.

PG&E Corporation and the Utility have agreed to amend the Plan to provide that the placement fee to be divided among the holders of certain allowed claims will be increased from an approximately 1.5%, or $40 million, placement fee to an approximately 2.5%, or $67 million, placement fee.  The Utility will pay an additional placement fee equal to 50 basis points in connection with any creditor notes issued by ETrans and GTrans in connection with the Plan, that have a maturity date longer than ten years.

  The Settlement also provides that the interest rates on new notes issued to creditors in accordance with the Plan will increase in an amount equal to the increase in the spread over treasuries ("Electric Index Spread") quoted in the Lehman Brothers Electric Utility Corporate Bond Index (the "Electric Index") that may occur between the date the new notes are priced and the next marked Electric Index quotation occurring on or after the twentieth trading day after the pricing date, subject to a maximum increase of 25 basis points.

Other than with respect to the Ad Hoc Committee's agreement to withdraw its objection to the Disclosure Statement and Plan, the Settlement shall become effective only if the Bankruptcy Court approves the disclosure statement describing the Plan, the Settlement (and the agreements contemplated by the Settlement) is approved by the Bankruptcy Court, and holders of Class 5 Claims, including each Ad Hoc Committee member, holding in the aggregate at least $3 billion (or such lesser amount as PG&E Corporation and the Utility may, in their sole discretion, determine) in allowed Class 5 Claims shall have entered into agreements to carry out the terms of the Settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS
________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY
________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated:  January 14, 2002